Exhibit 5.1

December 3, 2015

Client: 03896-00001

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Re:	Atmos Energy Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,000,000 shares of the Company’s common stock, no par value per share (the “Shares”). The Shares are to be issued under the Company’s Direct Stock Purchase Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have assumed without independent investigation that:

(i) at the time any Shares are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(ii) all Shares will be issued and sold in accordance with the terms of the Plan in the manner stated in the Registration Statement;

Atmos Energy Corporation

December 3, 2015

(iii) at the Relevant Time, the corporate action taken by the Company to duly authorize each proposed issuance of Shares and any related documentation shall remain in full force and effect; and

(iv) upon issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its articles of incorporation or other relevant documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of Texas. This opinion is limited to the effect of the foregoing laws as they presently exist. We express no opinion as to the effect of the laws of the Commonwealth of Virginia on any such issuance, payment and nonassessability of the Shares. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP